Exhibit 99.1 Press Release

(Chico, CA 12/27/02)—Community Valley Bancorp, the holding company for Butte Community Bank, announced today that it has declared a cash dividend. On December 17, 2002, the Board of Directors agreed to pay a cash dividend of ten cents per share to shareholders of record as of December 31, 2002.

The pay date for the dividend will be January 23, 2003. This represents a 25% increase in the dividend over the quarter ending September 30, 2002.

Community Valley Bancorp (OTC BB: CVLL) is the parent company of Butte Community Bank, a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions.

Founded in 1990, Butte Community Bank is state-chartered with seven branches in five cities including Chico, Magalia, Oroville, Paradise and Yuba City. It also operates a highly successful loan production office in Roseville. Community Valley Bancorp has headquarters in Chico, California.